Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ServisFirst Bancshares, Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 of ServisFirst Bancshares, Inc. of our reports dated March 3, 2015, with respect to the consolidated financial statements of ServisFirst Bancshares, Inc. and subsidiaries and the effectiveness of internal control over financial reporting, which reports appear in ServisFirst Bancshares Inc.’s 2014 Annual Report on Form 10-K, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

April 13, 2015